Exhibit 99.B(e)(6)

SCHEDULE I

To the Distribution Agreement between

The Victory Portfolios and Victory Capital Advisers, Inc. dated August 1, 2013

FUNDS

Name of Portfolio
Balanced Fund	Large Cap Growth Fund
Diversified Stock Fund	Munder Emerging Markets Small-Cap Fund
Dividend Growth Fund	Munder Growth Opportunities Fund
Emerging Markets Small Cap Fund	Munder Index 500 Fund
Established Value Fund	Munder International Fund-Core Equity
Fund for Income	Munder International Small-Cap Fund
Global Equity Fund	Munder Mid-Cap Core Growth Fund
Integrity Micro-Cap Equity Fund	Munder Small Cap Growth Fund
Integrity Mid-Cap Value Fund	Munder Total Return Bond Fund
Integrity Small/Mid-Cap Value Fund	National Municipal Bond Fund
Integrity Small-Cap Value Fund	Ohio Municipal Bond Fund
International Fund	Select Fund Small Company Opportunity Fund
International Select Fund	Special Value Fund
Investment Grade Convertible Fund

As of February 18, 2015 .	THE VICTORY PORTFOLIOS

	By:	/s/ Christopher K. Dyer
		Name:	Christopher K. Dyer
		Title:	President

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

	By:	/s/ Michael D. Policarpo
		Name:	Michael D. Policarpo
		Title:	CFO